Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wolverine Tube, Inc.:

We consent to the use of our reports dated March 14, 2007 with respect to the consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the Company’s change in its method of accounting for share-based payments effective January 1, 2006 and its method of accounting for defined pension and postretirement benefit plans effective December 31, 2006.

/s/ KPMG LLP

Birmingham, Alabama

April 2, 2007